Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 21st Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter and

Year End 2006 Results

NEW YORK, February 6, 2007 -- Travelzoo Inc. (NASDAQ: TZOO):

Fourth Quarter 2006 Financial Highlights:

•	Revenues of $17.7 million, up 27% year-over-year
•	Net income of $4.3 million, up 159% year-over-year
•	Cash flow from operations of $5.5 million, up 177% year-over-year
•	$0.26 earnings per share, up from $0.10 in the prior year period

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2006, with revenue of $17.7 million, an increase of 27% year-over-year. Net income was $4.3 million, with diluted earnings per share (EPS) of $0.26, up from $0.10 in the prior year period.

“Q4 2006 marks our 34th consecutive quarter of growth in online advertising sales,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “Q4 is typically a quarter where we see a smaller increase in revenue and higher marketing costs because of the holiday season. We are very excited about our plans for the launch of a new product in spring 2007 in North America and our growth prospects in Europe.”

North America

North America business segment revenue grew 23% year-over-year to $16.8 million. North America reported an operating profit of $8.0 million, or 47.9% of revenue, up from an operating profit of $4.1 million, or 30.2% of revenue, in the prior year period.

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Europe

Europe business segment revenue grew 153% year-over-year to $961,000. Europe reported an operating loss of $356,000, compared to an operating loss of $579,000 in the prior year period and an operating loss of $276,000 in the prior quarter. Although operating losses increased by $80,000 from the prior quarter, the company made progress in Q4 2006 towards its goal of achieving profitability in the U.K. as soon as practical. The increase in the operating loss from the prior quarter was attributable to the start-up of operations in Germany. Travelzoo began operations in the U.K. in May 2005. In September 2006, Travelzoo launched its Top 20 e-mail newsletter in Germany.

Income Taxes

Travelzoo’s effective income tax rate was 46.3%, down from 56.7% in the prior year period. The effective tax rate was impacted by operating losses in Europe and Canada. The operating losses were treated as having no recognizable tax benefit.

Full Year 2006

Revenue for the year ended December 31, 2006 was $69.5 million, an increase of 37% from the prior year. Operating profit for the year was $29.8 million, or 42.8% of revenue, up from $14.9 million, or 29.3% of revenue, in the prior year. Net income for the year was $16.8 million, compared to $8.0 million in the prior year. Diluted EPS for the year was $1.01, up from $0.45 in the prior year.

Conference Call

Travelzoo will host a conference call to discuss fourth quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 10 million travel enthusiasts in the U.S., Canada, the U.K., and Germany, include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 500 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve

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risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenues	$ 17,652	$ 13,901	$ 69,525	$ 50,772
Cost of revenues	256	249	1,038	878

Gross profit	17,396	13,652	68,487	49,894
Operating expenses:
Sales and marketing	7,331	7,632	29,378	25,915
General and administrative	2,394	2,496	9,356	9,109

Total operating expenses	9,725	10,128	38,734	35,024

Income from operations	7,671	3,524	29,753	14,870
Other income and expense:
Interest income	323	304	1,249	961
Gain (loss) on foreign currency	(10)	(6)	3	(15)

Income before income taxes	7,984	3,822	31,005	15,816

Income taxes	3,699	2,168	14,202	7,853

Net income	$ 4,285	$ 1,654	$ 16,803	$ 7,963

Basic net income per share	$ 0.28	$ 0.10	$ 1.08	$ 0.49
Diluted net income per share	0.26	0.10	1.01	0.45

Shares used in computing basic net income per share	15,250	16,250	15,503	16,249
Shares used in computing diluted net income per share	16,459	17,409	16,712	17,731

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$ 33,415	$ 24,469
Short term investments	-	19,887
Accounts receivable, net	7,274	9,020
Deposits	177	28
Prepaid expenses and other current assets	506	631
Deferred tax assets	1,980	1,020
Total current assets	43,352	55,055

Deposits, less current portion	142	190
Deferred tax assets, less current portion	-	28
Property and equipment, net	172	159
Intangible assets, net	34	20
Total Assets	$ 43,700	$ 55,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	2,839	2,373
Accrued expenses	2,149	3,394
Deferred revenue	750	296
Income tax payable	1,142	856
Total current liabilities	6,880	6,919

Deferred tax liabilities	3	-

Common stock	153	163
Additional paid-in capital	2,076	30,645
Accumulated other comprehensive income	22	(38)
Retained earnings	34,566	17,763
Total Stockholders’ Equity	36,817	48,533

Total Liabilities and Stockholders’ Equity	$ 43,700	$ 55,452

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,285	$ 1,654	$ 16,803	$ 7,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28	41	131	167
Deferred income taxes	(932)	(697)	(932)	(676)
Provision for losses on accounts receivable	75	238	304	317
Tax benefit of stock option exercises	-	39	-	435
Accrued income on short-term investments	-	220	(449)	(49)
Changes in operating assets and liabilities:
Accounts receivable	1,508	(969)	1,511	(4,019)
Deposits	(3)	(3)	(95)	(55)
Prepaid expenses and other current assets	73	(256)	136	40
Accounts payable	340	1,674	440	1,940
Accrued expenses	(1,007)	(250)	(1,278)	938
Deferred revenue	168	(16)	449	205
Income tax payable	937	300	288	919

Net cash provided by operating activities	5,472	1,975	17,308	8,125

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23)	(39)	(119)	(156)
Purchase of short-term investments	-	(19,809)	(14,663)	(49,500)
Sale of short-term investments	-	19,620	35,000	39,693
Purchase of intangible assets	(34)	-	(34)	-

Net cash provided by (used in) investing activities	(57)	(228)	20,184	(9,963)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of related costs	-	-	-	(124)
Proceeds from stock option exercises	-	-	-	35
Repurchase of common stock	-	-	(28,579)	-

Net cash used in financing activities	-	-	(28,579)	(89)

Effect of exchange rate on cash	23	(13)	33	(39)

Net increase (decrease) in cash and cash equivalents	5,438	1,734	8,946	(1,966)
Cash and cash equivalents at beginning of period	27,977	22,735	24,469	26,435

Cash and cash equivalents at end of period	33,415	24,469	33,415	24,469

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	3,694	2,526	14,845	7,176

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended December 31, 2006	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$ 16,695	$ 957	$ -	$ 17,652
Intersegment revenue	56	4	(60)	-

Total net revenues	16,751	961	(60)	17,652

Operating income (loss)	$ 8,026	$ (356)	$ 1	$ 7,671

Three months ended December 31, 2005	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$ 13,522	$ 379	$ -	$ 13,901
Intersegment revenue	66	1	(67)	-

Total net revenues	13,588	380	(67)	13,901

Operating income (loss)	$ 4,103	$ (579)	$ -	$ 3,524

Year ended December 31, 2006	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$ 66,303	$ 3,222	$ -	$ 69,525
Intersegment revenue	206	10	(216)	-

Total net revenues	66,509	3,232	(216)	69,525

Operating income (loss)	$ 31,337	$ (1,586)	$ 2	$ 29,753

Year ended December 31, 2005	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$ 50,016	$ 756	$ -	$ 50,772
Intersegment revenue	145	1	(146)	-

Total net revenues	50,161	757	(146)	50,772

Operating income (loss)	$ 16,000	$ (1,117)	$ (13)	$ 14,870

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